Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-To-Date December
	2023	2022	Change	2023	2022	Change
Retail Electric Revenues-
Fuel	$1,018	$1,460	$(442)	$4,430	$6,402	$(1,972)
Non-Fuel	2,728	2,374	354	11,913	11,795	118
Wholesale Electric Revenues	537	843	(306)	2,467	3,641	(1,174)
Other Electric Revenues	190	193	(3)	792	747	45
Natural Gas Revenues	1,285	1,964	(679)	4,702	5,962	(1,260)
Other Revenues	287	213	74	949	732	217
Total Operating Revenues	6,045	7,047	(1,002)	25,253	29,279	(4,026)
Fuel and Purchased Power	1,192	1,894	(702)	5,248	8,428	(3,180)
Cost of Natural Gas	445	1,164	(719)	1,644	3,004	(1,360)
Cost of Other Sales	179	121	58	560	396	164
Non-Fuel O&M	1,741	2,005	(264)	6,093	6,573	(480)
Depreciation and Amortization	1,160	935	225	4,525	3,663	862
Taxes Other Than Income Taxes	349	338	11	1,425	1,411	14
Estimated Loss on Plant Vogtle Units 3 and 4	(228)	201	(429)	(68)	183	(251)
Impairment Charges	—	251	(251)	—	251	(251)
Total Operating Expenses	4,838	6,909	(2,071)	19,427	23,909	(4,482)
Operating Income	1,207	138	1,069	5,826	5,370	456
Allowance for Equity Funds Used During Construction	68	61	7	268	224	44
Earnings from Equity Method Investments	34	42	(8)	144	151	(7)
Interest Expense, Net of Amounts Capitalized	634	561	73	2,446	2,022	424
Other Income (Expense), net	125	86	39	553	500	53
Income Taxes (Benefit)	4	(96)	100	496	795	(299)
Net Income (Loss)	796	(138)	934	3,849	3,428	421
Dividends on Preferred Stock of Subsidiaries	—	1	(1)	—	11	(11)
Net Loss Attributable to Noncontrolling Interests	(59)	(52)	(7)	(127)	(107)	(20)
NET INCOME (LOSS) ATTRIBUTABLE TO SOUTHERN COMPANY	$855	$(87)	$942	$3,976	$3,524	$452
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.